Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Proxy Statement/Offering Circular, which constitutes a part of the Offering Statement on Form 1-A, of St. Renatus, LLC, of our report dated August 31, 2018 relating to the financial statements of St. Renatus, LLC and subsidiary as of and for the years ended December 31, 2017 and 2016. We also consent to the reference to us under the heading “Experts” in the Proxy Statement/Offering Circular that constitutes part of such Offering Statement on Form 1-A.

/s/ EKS&H LLLP

EKS&H LLLP
Fort Collins, Colorado

December 21, 2018